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                                                                  EXHIBIT 99.3.2
                          BLACK WARRIOR WIRELINE CORP.

                                   ACCEPTANCE:
               CONFIRMATION, ACKNOWLEDGMENT, AGREEMENT AND CONSENT

                        EFFECTIVE AS OF NOVEMBER 30, 2005




      #        NAME OF HOLDER:                ORIGINAL PRINCIPAL AMOUNT OF NOTE:
     ---       ---------------                ----------------------------------

     [#]       [NAME]                                     [$AMOUNT]



The undersigned (herein called "Holder") is the holder of that certain Convertible Promissory Note (as amended, restated, modified or otherwise supplemented from time to time, the "Note") in the original principal amount set forth above, made by Black Warrior Wireline Corp. (the "Company") as one of a series of notes issued during the period December 1999 through February 2000 (the "1999 Notes"). The Note was issued pursuant to that certain Agreement for Purchase and Sale dated December 17, 1999 (the "Purchase Agreement"), and the related Borrower Security Agreement dated December 17, 1999 (the "Security Agreement"). The Note is subject to that certain Subordination Agreement made as of September 14, 2001 among General Electric Capital Corporation ("GECC"), Holder, and the holders of other subordinated debt of the Company, as amended by that certain First Amendment to Subordination Agreement made as of August 5, 2004 among GECC, Holder, and the holders of other subordinated debt of the Company (as so amended, the "2001 Subordination Agreement"). Under the 2001 Subordination Agreement, among other things, the Note is subordinated to the Company's senior indebtedness that may be incurred from time to time under a credit facility entered into September 2001, which was extended, refinanced, renewed, and replaced by that certain Amended and Restated Credit Agreement dated as of November 14, 2004 by and among the Company, the lenders from time to time parties thereto (including GECC) and GECC, as agent for such lenders (as amended, restated, modified or otherwise supplemented from time to time, the "2004 Credit Facility"). The Company is now seeking to refinance the 2004 Credit Facility by entering into (i) a Second Amended and Restated Credit Agreement by and among the Company, the lenders from time to time parties thereto (together, the "First Lien Lenders") and GECC, as agent for such lenders (the "First Lien Agent"), which is expected to provide for a $30 million Senior Secured Term Loan, a $15 million Senior Secured Revolving Credit Facility and a $5 million Capital Expenditures Loan (together, the "First Lien Facilities") and (ii) a Second Lien Credit Agreement by and among the Company, the lenders from time to time parties thereto (together, the "Second Lien Lenders"; the First Lien Lenders and the Second Lien Lenders are collectively referred to herein as the "Senior Lenders") and GECC, as agent for such lenders (the "Second Lien Agent"; the First Lien Agent and the Second Lien Agent are collectively referred to herein as the `Senior Agents"), which is expected to provide for a $25 million Second Lien Term Loan (the "Second Lien Facility")(together, the First Lien Facilities and the Second Lien Facility are collectively referred to as the "Senior Credit Facilities").



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To facilitate the Company's efforts to obtain and close on the Senior Credit
Facilities, the Holder hereby:

             o agrees that the indebtedness evidenced by the 1999 Notes and the liens at any time securing the repayment thereof shall be and remain at all times thereafter junior and subordinate to the indebtedness at any time outstanding under the Senior Credit Facilities (and refinancings thereof) and the liens at any time securing the repayment of the indebtedness at any time outstanding under the Senior Credit Facilities (and refinancings thereof);

             o irrevocably makes, constitutes and appoints SJMB, L.P., a Delaware limited partnership ("SJMB"), and all officers, employees or agents designated by SJMB, as the Holder's true and lawful agent and attorney-in-fact for the purpose of negotiating and executing and delivering to the Senior Agents, for their benefit and the benefit of the Senior Lenders, a new subordination and intercreditor agreement in the name and on behalf of the Holder (the "2005 Subordination Agreement"), which shall (i) evidence the subordination by the Holder of the indebtedness evidenced by the 1999 Notes and the liens at any time securing the repayment thereof provided for hereinabove and shall contain such other terms as SJMB may approve in its sole discretion, and the execution and delivery of the 2005 Subordination Agreement by SJMB in the name and on behalf of the Holder shall conclusively evidence SJMB's approval thereof, and shall be binding upon and enforceable against the Holder and the Holder's heirs, personal representatives, successors and assigns, (ii) become effective simultaneously with the effectiveness of the Senior Credit Facilities and (iii) upon the effectiveness of the 2005 Subordination Agreement, replace and supersede in its entirety the 2001 Subordination Agreement;

             o agrees that the maturity date of each 1999 Note of Holder is hereby extended to the date that is ninety-one (91) days after the maturity date of the last of the Senior Credit Facilities to mature (which maturity date shall be as set forth in the definitive documentation evidencing the Senior Credit Facilities and may be up to five years after the effective date of the Senior Credit Facilities); and

             o confirms, acknowledges, agrees and consents to execute and deliver at the Company's request such other and additional confirmations, acknowledgments, consents and other writings (including a replacement promissory note) as may be requested confirming the foregoing in connection with the Company's negotiation, execution and delivery of the definitive documents relating to the Senior Credit Facilities and the closing of that transaction; provided, that the Holder agrees and acknowledges that no additional writing shall be necessary to evidence the foregoing confirmations, acknowledgements and agreements made by Holder herein.



                                       13
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Subject to the above, all other provisions of the Note shall remain in full force and effect, including without limitation, the accrual of interest due thereon and the conversion rights granted by Article IV thereof.

The Holder hereby waives any defaults currently existing under the Note, the Purchase Agreement, and the Security Agreement.

This Acceptance is granted by Holder and is herewith delivered by Holder for the purpose of facilitating the Company's efforts to enter into the Senior Credit Facilities. In the event the Company has not entered into the Senior Credit Facilities on or before December 31, 2005, this Acceptance delivered herewith by Holder shall each be null, void and of no effect.


         Executed effective as of November 30, 2005.



                                     HOLDER:


                                     ------------------------------------------



                                     COMPANY:

                                     BLACK WARRIOR WIRELINE CORP.


                                     -----------------------------------------
                                     William L. Jenkins
                                     President



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